CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Post-Effective Amendment No. 17 to the Registration Statement No. 333-17665 on Form S-6 of (1) our report dated April 9, 2008 relating to the financial statements of Separate Account FP of AXA Equitable Life Insurance Company for the year ended December 31, 2007, and (2) our report dated March 12, 2008 relating to the consolidated financial statements of AXA Equitable Life Insurance Company for the year ended December 31, 2007, which reports appear in the Prospectus Supplement. We also consent to the reference to us under the heading "Financial Statements" in the Prospectus Supplement.




/s/ PricewaterhouseCoopers LLP
New York, New York
April 22, 2008